EXHIBIT 23.3

Consent of Independent Certified Public Accountants

We have issued our report dated March 13, 2009, with respect to the statements of operations, members’ equity and cash flows of Parkdale America, LLC for the year ended January 3, 2009, which is included in the Annual Report of Unifi, Inc. on Form 10-K/A for the year ended June 27, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Unifi, Inc. on Forms S-8 (File No. 33-23201, effective July 20, 1988; File No. 33-53799, effective June 13, 1994; File No. 333-35001, effective September 5, 1997; File No. 333-43158, effective August 7, 2000; File No. 333-156090, effective December 12, 2008) and on Form S-3 (File No. 333-140580; effective February 22, 2007).

/s/ GRANT THORNTON LLP
Charlotte, North Carolina
April 1, 2011